March 16, 2022

MariMed Doubles Full Year Revenue and Adjusted EBITDA As It Reports Fourth Quarter and Full Year 2021 Earnings

MariMed Exceeds Guidance with Full Year Revenue of $121.5 Million and Adjusted EBITDA of $43.1 Million

NORWOOD, Mass., March 16, 2022 (GLOBE NEWSWIRE) -- MariMed, Inc. (OTCQX: MRMD) ("MariMed" or the "Company"), a leading multi-state cannabis operator focused on improving lives every day, today announced its financial and operating results for the fourth quarter and full year ended December 31, 2021.

FOURTH QUARTER AND FULL YEAR FINANCIAL HIGHLIGHTS

- Fourth quarter revenue of $31.0 million and full year revenue of $121.5 million, an increase of 52% and 139%, respectively, compared to the same periods from the prior year.
- Fourth quarter gross profit of $15.5 million and full year gross profit of $66.3 million, an increase of 33% and 112%, respectively, compared to the same periods from the prior year.
- Fourth quarter Adjusted EBITDA* of $8.3 million and full year Adjusted EBITDA of $43.1 million, a change of –7% and 144%, respectively, compared to the same periods from the prior year.
- Working capital at December 31, 2021 of $17.4 million compared to a working capital deficit of $2.2 million at December 31, 2020.
- Fourth quarter cash flow provided by operations of $7.9 million and full year cash flow provided by operations of $35.9 million, an increase of 347% and 961%, respectively, compared to the same periods from the prior year.

"We are very pleased to deliver another strong year of financial performance for our shareholders, more than doubling our revenue and Adjusted EBITDA," said Bob Fireman, President and Chief Executive Officer of MariMed. "Our validated management team continued to grind it out, staying focused on the financial discipline and operational excellence that has defined our approach. We strengthened an already solid balance sheet through our operating cash flow generation and made great progress across all four pillars of our strategic growth plan."

* Adjusted EBITDA is a non-GAAP measure explained in the section below entitled Non-GAAP Financial Measure, which includes a table showing the adjustments to the Company's net income that results in Adjusted EBITDA.

FOURTH QUARTER AND FULL YEAR OPERATIONAL HIGHLIGHTS

The continued strong financial performance in the fourth quarter of 2021 was driven by:

- Revenue from retail dispensary operations grew 89% during the fourth quarter, and 177% for the full year 2021, compared to the same periods from the prior year. Revenue growth was driven by a new dispensary in Metropolis, IL, and higher customer visits in both Illinois and Massachusetts.

- Revenue from wholesale sales of cannabis flower, concentrates, and infused products grew 5% during the fourth quarter, and 151% for the full year 2021, compared to the same periods from the prior year. This was a result of both the increased production of MariMed's manufacturing facility in Massachusetts and the increased number of licensed dispensary clients in the state.

- The Company launched *Bubby's Baked*, its new line of THC-infused baked goods, in December 2021 in Massachusetts. The launch of *Bubby's Baked* was supported by a robust sales and marketing plan which included baking the world's largest THC-infused brownie. Weighing 850 pounds and infused with 20,000 milligrams of THC, the brownie garnered the Company and the product line global attention, generating nearly five billion consumer impressions.

SUBSEQUENT EVENTS

Subsequent to the end of the 2021 fiscal year, the Company announced several significant business developments, including:

- A definitive agreement to acquire Kind Therapeutics USA, LLC("Kind") a leading vertically integrated cannabis operation in Maryland that the Company developed and has managed for several years. Kind leases and operates its cultivation and production licensed businesses in a 180,000 square foot industrial building owned by the Company in Hagerstown and will lease and operate its provisional dispensary license in a building owned by the Company in Annapolis.
- A definitive agreement to acquire a craft cannabis license in Illinois that will enable MariMed to become fully vertical in that high-growth state. The Company will soon begin construction of a new cultivation and processing facility in Mount Vernon, Illinois. When completed, the Company expects to sell its portfolio of award-winning brands in its four *Thrive* dispensaries and into the Illinois wholesale cannabis marketplace. The Company expects this will lead to higher revenue and gross margins from operations in Illinois
- A definitive agreement to acquire a provisional dispensary license for an adult-use dispensary in a high-traffic location in Beverly, Massachusetts. When opened, this will be the Company's second adult-use dispensary in the state, further increasing Company revenue and margins and brand recognition in Massachusetts. strengthening branded product distribution and increasing margins over time.
- The launch of its new *Vibations: High + Energy* drink mix, marking the Company's entry into the fast-growing cannabis beverage category. This innovative, all-natural drink mix is made from full spectrum cannabis and provides focus and energy for the mind and body. *Vibations: High + Energy* is available at select dispensaries in

Massachusetts, including MariMed's *Panacea Wellness* in Middleborough. The brand will soon also be available in Delaware and Maryland.

STRATEGIC GROWTH PLAN

Going forward, the Company expects continued strong financial performance through the execution of the four key components of its strategic growth plan: (1) Completing the consolidation of the Company's state cannabis licensed operations it developed and currently manages; (2) Increasing revenues in current cannabis state businesses, by spending capital to increase the capacity at its cultivation and production facilities as well as adding more retail stores; (3) Expanding the Company's footprint into additional legal cannabis states through new license applications and M&A; and (4) Expanding the manufacturing and distribution of its portfolio of leading brands into additional states by licensing to qualified partners or acquiring production and distribution cannabis businesses.

2022 FINANCIAL TARGETS

Considering MariMed's strategic plan to drive long-term growth, recent acquisitions, license wins, and current industry dynamics, the Company has set the following financial targets for the full fiscal year 2022:

- Revenue of $145 to 150 million.
- Adjusted EBITDA of $47 to $52 million.
- CAPEX spend of approximately $25 million

"After setting financial targets in 2021 for the first time, and subsequently raising and beating them, I am pleased to announce very strong financial growth targets for 2022," said Jon Levine, Chief Financial Officer of MariMed. "Our strict financial discipline combined with our outstanding operations give us confidence we will meet or beat our full year financial guidance once again in 2022."

CONFERENCE CALL

MariMed management will host a conference call on Thursday, March 17, 2022, to discuss these results at 8:00 a.m. Eastern time. The conference call may be accessed through MariMed's Investor Relations website by clicking the following link: MariMed Q421 Earnings Call.

Earnings Release Tables

Financial Summary: Q421 vs Q420

($US thousands)		**Q4 2021**		**Q4 2020**	**Y/Y Change (%)**
(*Unaudited*)					
Revenues	$	31,044	$	20,357	52%
Gross Profit	$	15,490	$	11,619	33%
Operating Expenses	$	14,286	$	3,580	299%
Adj. EBITDA	$	8,262	$	8,840	-7%
Adj. EBITDA Margin		26.6%		43.4%	
Cash Provided By Operations	$	7,930	$	1,774	347%
Working Capital	$	17,390	$	(2,183)	-

NON-GAAP FINANCIAL MEASURE

The Company has provided in this release the non-GAAP financial measure of Adjusted

EBITDA as a supplement to Revenues, Gross Profit, and other financial measures prepared in accordance with GAAP.

Management defines Adjusted EBITDA as net income, determined in accordance with GAAP, excluding the following:

- interest income and interest expense;
- income taxes;
- depreciation of fixed assets and amortization of intangibles;
- non-cash expenses on debt and equity issuances;
- impairment or write-downs of intangible assets;
- unrealized gains and losses on investments and currency translations;
- legal settlements;
- gains or losses from the extinguishment of debt via the issuance of equity;
- discontinued operations; and
- merger- and acquisition-related transaction expenses.

Management believes Adjusted EBITDA is a useful measure to assess the performance and liquidity of the Company as it provides meaningful operating results by excluding the effects of expenses that are not reflective of its operating business performance. In addition, the Company's management uses Adjusted EBITDA to understand and compare operating results across accounting periods, and for financial and operational decision making. The presentation of Adjusted EBITDA is not intended to be considered in isolation or as a substitute for the financial information prepared in accordance with GAAP.

Management believes that investors and analysts benefit from considering Adjusted EBITDA in assessing the Company's financial results and its ongoing business as it allows for meaningful comparisons and analysis of trends in the business. Adjusted EBITDA is used by many investors and analysts themselves, along with other metrics, to compare financial results across accounting periods and to those of peer companies.

As there are no standardized methods of calculating non-GAAP measurements, the Company's calculations may differ from those used by analysts, investors, and other companies, even those within the cannabis industry, and therefore may not be directly comparable to similarly titled measures used by others.

The table below reconciles Net Income (Loss) to Adjusted EBITDA for the three months and full years ended December 31, 2021 and 2020:

EBITDA & ADJUSTED EBITDA RECONCILIATION

	Three Months Ended December 31,		Twelve Months Ended December 31,	
($US thousands)	**2021**	**2020**	**2021**	**2020**
(Unaudited)				
Net income (loss)	**$ (6,398)**	**$ 4,212**	**$ 7,624**	**$ 2,429**
Interest expense, net	$ 267	$ 2,194	$ 2,248	$ 9,654
Income taxes	$ 7,166	$ 2,067	$ 16,192	$ 2,067
Depreciation and amortization	$ 771	$ 534	$ 2,788	$ 2,182
Earnings Before Interest, Taxes and Depreciation & Amortization	**$ 1,805**	**$ 9,007**	**$ 28,852**	**$ 16,333**
Amortization of stock grants	$ 2	$ 5	$ 235	$ 21

Amortization of option grants	$ 6,286	$ 262	$ 12,494	$ 969
Amortization of stand-alone warrant issuances	$ -	$ -	$ 56	$ 2
Legal settlement	$ -	$ -	$ (267)	$ -
Amortization of warrants issued with stock	$ -	$ -	$ 655	$ -
Loss on equity issued to settle obligations	$ -	$ (80)	$ 3	$ 45
Write-down of intangible assets	$ -	$ -	$ -	$ 85
Equity in earnings of investments	$ -	$ -	$ -	$ (99)
Change in fair value of investments	$ 169	$ (355)	$ 1,107	$ 350
Adjusted EBITDA	**$ 8,262**	**$ 8,840**	**$ 43,134**	**$ 17,706**

For further information, please refer to the Company's Annual Report on Form 10-K for the year ended December 31, 2021 available on MariMed's Investor Relations website at https://ir.marimedinc.com or on Edgar's website atwww.SEC.gov.

ABOUT MARIMED

MariMed Inc., a multi-state cannabis operator, is dedicated to improving lives every day through its high-quality products, its actions, and its values. The Company develops, owns, and manages seed to sale state-licensed cannabis facilities, which are models of excellence in horticultural principles, cannabis cultivation, cannabis-infused products, and dispensary operations. MariMed has an experienced management team that has produced consistent growth and success for the Company and its managed business units. Proprietary formulations created by the Company's technicians are embedded in its top-selling and award-winning products and brands, including Betty's Eddies, Nature's Heritage, Bubby's Baked, K Fusion, Kalm Fusion, and Vibations: High + Energy. For additional information, visit www.marimedinc.com.

IMPORTANT CAUTION REGARDING FORWARD LOOKING STATEMENTS:

This release contains certain forward-looking statements and information relating to MariMed Inc. that is based on the beliefs of MariMed Inc.'s management, as well as assumptions made by and information currently available to the Company. Such statements reflect the current views of the Company with respect to future events, including consummation of pending transactions, launch of new products, expanded distribution of existing products, obtaining new licenses, estimates and projections of revenue, EBITDA and Adjusted EBITDA and other information about its business, business prospects and strategic growth plan which are based on certain assumptions of its management, including those described in this release. These statements are not guaranteeing of future performance and involve risk and uncertainties that are difficult to predict, including, among other factors, changes in demand for the Company's services and products, changes in the law and its enforcement, and changes in the economic environment. Additional risk factors are included in the Company's public filings with the SEC. Should one or more of these underlying assumptions prove incorrect, actual results may vary materially from those described herein as "hoped," "anticipated," "believed," "planned, "estimated," "preparing," "potential," "expected," "looks" or words of a similar nature. The Company does not intend to update these forward-looking statements. None of the content of any of the websites referred to herein (even if a link is provided for your convenience) is incorporated into this release and the Company assumes no responsibility for any of such content.

For More Information, Contact:

Investor Relations:
Steve West, Vice President, Investor Relations
Email: ir@marimedinc.com

Media Contact:
Trailblaze PR
Email: marimed@trailblaze.co

Company Contact:
Howard Schacter, Chief Communications Officer
Email: hschacter@marimedinc.com

Source: MariMed Inc.